Exhibit 99.1

Tanger Announces Appointment of Jeffrey B. Citrin as Director

Greensboro, NC, July 29, 2014 -- Tanger Factory Outlet Centers, Inc. (NYSE:SKT) announced today that its Board of Directors has elected Jeffrey B. Citrin as a member of Tanger’s Board of Directors. Mr. Citrin contributes over 30 years of real estate investment and capital management experience to Tanger’s Board.
Mr. Citrin is the Founder of Square Mile Capital Management LLC, a private New York-based investment firm focusing on real estate related opportunities, where he has been the Co-Managing Principal since 2006. Prior to Square Mile Capital, Mr. Citrin co-founded Blackacre Capital Management LLC (now known as Cerberus Institutional Real Estate) in 1994, where he served as President until 2005.
From 1993 to 1994, Mr. Citrin served as Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. From 1991 to 1993, he was Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. Mr. Citrin began his real estate investment career at Chemical Bank in 1986, where he served as Vice President of the Real Estate Investment Banking Unit until 1991. Previously, he spent three years as an attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP.
“Tanger’s Board will benefit from Mr. Citrin’s expertise with complex real estate and financial transactions. We welcome him to the Board of Directors,” said William G. Benton, Non-Executive Chairman of the Board.
“As we continue to pursue growth opportunities, Mr. Citrin’s knowledge of the private real estate market will bring valuable perspective to our Board,” added Steven B. Tanger, President and Chief Executive Officer.
Currently residing in Greenwich, Connecticut, Mr. Citrin serves on the advisory board of the Hospital for Special Surgery in New York and the Hood Museum Board of Overseers. Mr. Citrin has prior public REIT board experience as an Independent Trustee of First Union Real Estate and Mortgage, currently known as Winthrop Realty Trust, from 2001 to 2003.
Mr. Citrin graduated cum laude from Dartmouth College with an A.B. in Government and holds a J.D. from Columbia University Law School.
About Tanger Factory Outlet Centers
Tanger Factory Outlet Centers, Inc. is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 13.3 million square feet leased to over 2,800 stores operated by more than 450 different brand name companies. More than 185 million shoppers visit Tanger Factory Outlet Centers annually. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.
CONTACT:
Frank C. Marchisello
Executive Vice President and CFO
(336) 834-6834